EXHIBIT 23.2

CONSENT OF PLANTE & MORAN, PLLC

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 for the registration of 500,000 common shares of MBT Financial Corp. pertaining to the MBT Financial Corp. 2008 Stock Incentive Plan and of our report dated March 13, 2015 with respect to the consolidated financial statements and schedules of MBT Financial Corp., included in its Annual Report (Form 10-K file number 000-30973) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan

August 10, 2015